UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 21, 2011

ADEN SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53608
(Commission File No.)

70 Chapman Road
Toronto, Ontario
Canada M9P 1E7
(Address of principal executive offices and Zip Code)
1-888-536-ADEN

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:       This Amendment No. 1 is being filed to supplement the Current Report on Form 8-K filed on April 22, 2011. This Amendment includes as an Exhibit a resignation letter from Mr. Stephan Oberacher.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment
                        of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Stephan Oberacher

On April 21, 2011, Mr. Stephan Oberacher tendered his resignation as President, Treasurer, Principal Executive Officer, and Principal Accounting Officer of Aden Solutions Inc. (the "Company"). The Company has accepted the resignation. Mr. Oberacher had served as an officer and director of the Company since February 24, 2011.

While Mr. Oberacher did not express any disagreements with the Company or its management, he stated in his resignation that he was uncertain whether particular Company plans and activities are in compliance with U.S. law and applicable SEC rules and regulations. The Company intends to undertake a thorough review of all controls and procedures in order to assure proper compliance with all applicable laws, rules and regulations and to promptly remediate any possible deficiencies.

Mr. Oberacher was provided with a copy of the disclosures contained in this Amendment. Mr. Oberacher did not express any disagreement with such statements.

Appointment of Silvia Soltan

Ms. Silvia Soltan has assumed the positions of president, principal executive officer, treasurer, and principal financial officer. Ms. Soltan remains the Company's secretary and is the sole member of the Board of Directors.

All of the disclosures regarding Ms. Soltan which were contained in the Company's Annual Report on Form 10-K for the period ended December 31, 2010, as filed with the Commission on April 12, 2011, are incorporated herein by reference thereto.

Item 9.01.               Financial Statements and Exhibits.

(d)                            Exhibits.

Exhibit No.               Description of Exhibit.

Exhibit 99.1              Resignation Letter of Stephan Oberacher*

*                     Portions of that exhibit marked with an asterisk have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 26th day of April, 2011.

ADEN SOLUTIONS INC.
(Registrant)

By:	SILVIA SOLTAN
Name: Silvia Soltan Title: President, Treasurer and Secretary